UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2019

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to 12(b) of the Act:

Title of each class:	Trading	Name of each exchange
	Symbol(s)	on which registered:
Common stock, par value $0.10 per share	VGR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Notes Offering
On November 18, 2019, Vector Group Ltd. (the “Company”) completed the sale of an additional $230 million in aggregate principal amount of its 10.500% senior notes due 2026 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to the Indenture, dated as of November 2, 2018 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto as note guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of November 18, 2019 (the “First Supplemental Indenture”). The terms of the Notes are discussed under Item 2.03 below.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
First Supplemental Indenture and Additional 10.500% Senior Notes due 2026
On November 18, 2019, the Company completed the sale of an additional $230 million in aggregate principal amount of its 10.500% senior notes due 2026 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act. The Notes were issued under the Indenture, as supplemented by the First Supplemental Indenture.
The aggregate net cash proceeds from the sale of the Notes were approximately $220.4 million after deducting the initial purchaser’s discount and estimated expenses and fees payable by the Company in connection with the Notes offering. The Company intends to use the net cash proceeds from the offering to redeem, repurchase, repay or otherwise retire the Company’s outstanding 5.5% Variable Interest Senior Convertible Notes due 2020 (the “2020 Convertible Notes”), including accrued interest thereon, at, or prior to, their maturity, to pay costs and expenses in connection with the offering of the Notes and the transactions contemplated thereby, and for general corporate purposes. Pending the application of the net proceeds of this offering, the Company intends to invest such net proceeds temporarily in investment grade securities, money market funds, bank deposit accounts or similar short-term investments.
The Company will pay cash interest at a rate of 10.500% per year, payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2020. Interest will accrue from November 1, 2019. Interest on overdue principal and interest, if any, will accrue at a rate that is higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding April 15 and October 15, as the case may be. The Notes mature on November 1, 2026, unless earlier repurchased or redeemed in accordance with their terms, and otherwise have the same terms as the Company’s existing 10.500% notes, other than the date of issue and the initial price. After giving effect to the issuance of the Notes, the Company has outstanding $555,000,000 aggregate principal amount of its 10.500% Senior Notes due 2026.
The Notes are fully and unconditionally guaranteed on a joint and several basis by all of the wholly owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses, and by DER Holdings LLC, its wholly owned subsidiary through which the Company indirectly owns a 100% interest in Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area and also conducts residential real estate brokerage operations in Florida, California, Connecticut, Massachusetts and Colorado. The Notes are not guaranteed by New Valley LLC, or any subsidiaries of New Valley LLC, other than DER Holdings LLC. The Notes are not secured by any of the assets of the Company or the guarantors.
The foregoing summaries of the Indenture and First Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1, and the First Supplemental Indenture, which is attached hereto as Exhibit 4.2, each of which is incorporated herein by reference. A copy of the Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 2, 2018.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
4.1
Indenture, dated as of November 2, 2018, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 in Vector’s Form 8-K dated November 2, 2018).

4.2	First Supplemental Indenture, dated as of November 18, 2019, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

	By:	/s/ J. Bryant Kirkland III
Date: November 18, 2019		J. Bryant Kirkland III
Senior Vice President, Treasurer and Chief Financial Officer